Exhibit 3.415

ARTICLES OF ORGANIZATION (R.5. 12:1301)

Domestic Limited Liability Company Enclose $75.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to: Commercial Division P. O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sos.louislana.gov
STATE OF ARIZONA           Check one:          ☑ Business          ☐ Nonprofit
PARISH/COUNTY OF MARICOPA
1.	The name of this limited liability company is: Crescent Acres Landfill, LLC

2.	This company is formed for the purpose of: (check one)

☑	Engaging in any lawful activity for which limited liability companies may be formed.

☐
(use for limiting activity)

3.	The duration of this limited liability company is: (may be perpetual) perpetual

4. Other provisions:	AL ATER SECRETARY OF STATE RECEIVED & FILED DATE OCT 13 2005

Signatures:

/s/ Jo Lynn White
Jo Lynn White, Authorized Representative

On this 11th day of October, 2005, before me, personally appeared Jo Lynn White, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he/she executed it as his/her free act and deed.
NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY [ILLEGIBLE]

/s/ [ILLEGIBLE] Notary Signature
(See instructions on back)